PLAN AND AGREEMENT OF REORGANIZATION

                                      AMONG

                       TELEMAX GLOBAL COMMUNICATIONS, INC.

                                       AND

                                  ORGANIK, INC.

                                       AND

                             CERTAIN SHAREHOLDERS OF

                       TELEMAX GLOBAL COMMUNICATIONS, INC.

                             DATED NOVEMBER 16, 2001







                              EXHIBIT A TO FORM 13D

                                TABLE OF CONTENTS


Plan and Agreement of Reorganization .........................................3

Plan of Reorganization .......................................................3

   Agreement .................................................................3

      Section 1 - Transfer of Shares .........................................3

      Section 2 - Issuance of Exchange Stock to TGCI Shareholders ............4

      Section 3 - Closing ....................................................5

      Section 4 - Representations and Warranties by TGCI and Certain
                  Shareholders................................................7

      Section 5 - Representations and Warranties by Organik .................11

      Section 6 - Access and Information ....................................16

      Section 7 - Covenants of TGCI and Certain Shareholders ................16

      Section 8 - Covenants of Organik ......................................18

      Section 9 - Additional Covenants of the Parties .......................19

      Section 10 - Survival of Representations, Warranties and Covenants ....20

      Section 11 - Conditions Precedent to Obligations of Parties ...........20

      Section 12 - Termination, Amendment, Waiver ...........................23

      Section 13 - Miscellaneous ............................................25

Exhibit List ................................................................28

Schedule List ...............................................................28

                      PLAN AND AGREEMENT OF REORGANIZATION



         This Plan and Agreement of Reorganization ("Agreement") is entered into on this 16th day of November 2001 by and between ORGANIK TECHNOLOGIES, INC., a Washington corporation ("Organik"), and TELEMAX GLOBAL COMMUNICATIONS, INC., an Ontario, Canada, corporation ("TGCI"), and those persons listed in Exhibit A hereto, being all of the shareholders of TGCI who own individually at least ten percent (10%) of the outstanding stock of TGCI and together hold over fifty percent (50%) of the outstanding stock of TGCI as of the date this Agreement is executed.



                             PLAN OF REORGANIZATION

         The transaction contemplated by this Agreement is intended to be a "tax free" exchange as contemplated by the provisions of Sections 351 and
368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). Organik will acquire up to 100% of TGCI's issued and outstanding common stock, (no par value) in exchange for up to 9,000,000 shares of Organik's common stock, no par value (after a 20-for-1 reverse stock split) (the "Exchange Stock"). Upon the consummation of the exchange transaction and the issuance and transfer of the Exchange Stock as set forth in Section 2 hereinbelow, TGCI Shareholders would hold approximately ninety-one percent (91%) of the then-outstanding common stock of Organik representing a controlling interest in Organik. The Exchange Transaction will result in TGCI becoming a wholly-owned subsidiary of Organik. Thereafter, Organik would expect to change its name to Telemax Global Communications, Inc., or some other corporate name similar thereto.



                                    AGREEMENT

                                    Section 1
                               Transfer of Shares

1.1 All shareholders of TGCI (the "Shareholders" or the "TGCI Shareholders"), as of the date of Closing as such term is defined in
         Section 3 herein (the "Closing" or the "Closing Date"), shall transfer, assign, convey and deliver to Organik on the Closing Date, certificates representing one hundred percent (100%) of the TGCI Stock or such lesser percentage as shall be acceptable to Organik, but in no event less than ninety-five percent (95%) of the TGCI Stock. The transfer of the TGCI Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the TGCI Shareholders and Organik shall have otherwise agreed in writing.

                                    Section 2
                 Issuance of Exchange Stock to TGCI Shareholders


2.1 As consideration for the transfer, assignment, conveyance and delivery of the TGCI Stock hereunder, Organik shall, at the Closing issue to the TGCI Shareholders, pro rata in accordance with each Shareholder's percentage ownership of TGCI immediately prior to the Closing, certificates representing up to 9,000,000 shares of Organik Common Stock. The parties intend that the Exchange Shares being issued will be used to acquire all outstanding TGCI Shares. To the extent that less than 100% of the TGCI Stock is acquired, the number of shares issuable to those TGCI Shareholders who have elected to participate in the exchange described in this Agreement (the "Exchange") shall increase proportionately.

2.2 The issuance of the Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the TGCI Shareholders and Organik shall have otherwise agreed in writing. As provided herein, and immediately prior to the Closing, but after the twenty-to-one (20:1) reverse stock split, Organik shall have issued and outstanding: (i) not more than 900,000 shares of Common Stock; and (ii) shall not have more than 11,500 shares of preferred stock issued and outstanding.

2.3 None of the Exchange Stock issued to the TGCI Shareholders, nor any of the TGCI Stock transferred to Organik hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered "restricted stock" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are 'restricted securities' as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company."

         The respective transfer agents of Organik and TGCI shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that Organik register the Exchange Stock under the Act, nor shall TGCI or the Shareholders be required to register any TGCI Shares under the Act.

                                    Section 3
                                     Closing

3.1      Closing of  Transaction.  Subject to the  fulfillment  or waiver of the
         -----------------------
         conditions precedent set forth in Section 11 hereof, the Closing shall take place on the Closing Date at the offices of Weintraub Genshlea Chediak Sproul, 400 Capitol Street, Eleventh Floor, Sacramento, California, at 1:00 PM local time, or at such other time on the Closing Date as TGCI and Organik may mutually agree in writing.

3.2      Closing  Date.  The Closing Date of the Exchange  shall take place on a
         -------------
         date chosen by mutual  agreement of TGCI and Organik within  forty-five
         (45) days from the date of this Agreement, or such later date upon which TGCI and Organik may mutually agree in writing, or as extended pursuant to subsection 12.1(b) hereinbelow.

3.3      Deliveries at Closing.
         ---------------------

         (a)      TGCI  shall  deliver  or cause to be  delivered  to Organik at
                  Closing:

                  (1) certificates representing all shares, or an amount of shares acceptable to Organik, of the TGCI Stock as described in Section 1, each endorsed in blank by the registered owner;

                  (2) an agreement from each Shareholder surrendering his or her shares agreeing to a restriction on the transfer of the Exchange Stock as described in
                           Section 2 hereof;

                  (3) a copy of a consent of TGCI's board of directors authorizing TGCI to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

                  (4) a copy of a Certificate of Good Standing for TGCI issued not more than thirty (30) days prior to Closing by the Ontario, Canada, Secretary of State;

                  (5) an opinion of Weintraub Genshlea, Chediak, Sproul, counsel to TGCI, dated the Closing Date, in a form deemed acceptable by Organik and its counsel;

                  (6)      Articles   of   Incorporation   and  Bylaws  of  TGCI
                           certified as of the Closing Date by the President and Secretary of TGCI;

                  (7) such other documents, instruments or certificates as shall be reasonably requested by Organik or its counsel.

         (b)      Organik  shall  deliver  or cause to be  delivered  to TGCI at
                  Closing:

                  (1) a copy of a consent of Organik's board of directors authorizing Organik to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit C;

                  (2) a Secretary's Certification that the Agreement was approved by the Organik shareholders at a Special Shareholders Meeting duly held;

                  (3) a copy of a Certificate of Good Standing for Organik issued not more than ten (10) days prior to Closing by the Secretary of State of Washington;

                  (4)      all of Organik's corporate records;

                  (5)      executed   bank  forms  for  Organik  bank   accounts
                           reflecting a change in management and signatories to said bank accounts;

                  (6) stock certificate(s) or a computer listing from Organik's transfer agent representing the Exchange Stock to be newly issued by Organik under this Agreement, which certificates shall be in the names of the appropriate TGCI Shareholders, each in the appropriate denomination as described in Section 2;

                  (7) an opinion of William B. Barnett, Esq., special counsel to Organik, dated the Closing Date, in a form deemed acceptable by TGCI and its counsel;

                  (8) Articles of Incorporation and Bylaws of Organik certified as of the Closing Date by the President and Secretary of Organik;

                  (9) written resignations of all officers and directors of Organik to take effect after new directors, approved by TGCI, are elected or appointed; and

                  (10) such other documents, instruments or certificates as shall be reasonably requested by TGCI or its counsel.

3.4      Filings; Cooperation.
         --------------------

         (a) Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Section 11 below.

         (b) On and after the Closing Date, Organik, TGCI and the Shareholders set forth in Exhibit A shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.


                                    Section 4
         Representations and Warranties by TGCI and Certain Shareholders

4.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to Organik), TGCI and those Shareholders listed on Exhibit A represent and warrant to Organik as follows:

         (a)      Organization  and Good  Standing  of  TGCI.  The  Articles  of
                  ------------------------------------------
                  Incorporation of TGCI and all Amendments thereto as presently in effect, certified by the Secretary of Ontario, Canada, and the Bylaws of TGCI as presently in effect, certified by the President and Secretary of TGCI, have been delivered to Organik and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

         (b)      Capitalization.  TGCI's  authorized capital stock is unlimited
                  --------------
                  shares of Preferred Stock, no par value, none of which are issued and outstanding prior to the Closing Date, and unlimited shares of Common stock (defined as "TGCI Common Stock"), of which 1,000,000 shares are issued and outstanding prior to the Closing Date, and held of record by approximately five (5) persons, who are currently residents of Ontario, Canada. All of such outstanding shares are validly issued, fully paid and non-assessable. There are no outstanding options and warrants for TGCI Common Stock. All securities issued by TGCI as of the date of this Agreement have been issued in compliance with all applicable state, federal, or Canadian laws. Except as set forth in Schedule 4.1(b), no other equity securities or debt obligations of TGCI are authorized, issued or outstanding.

         (c)      Subsidiaries.   Other  than   Parsecom,   Inc.,   and  Telemax
                  ------------
                  Communications, Inc., TGCI has no subsidiaries and no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

         (d)      Financial Statements.  TGCI will deliver to Organik,  prior to
                  --------------------
                  Closing, a copy of TGCI's unaudited financial statements for the year ended June 30, 2001, and for the three (3) months ended September 30, 2001, which will be true and complete and will have been prepared in conformity with generally accepted accounting principles. Other than changes in the usual and ordinary conduct of the business since September 30, 2001, there have been and, at the Closing Date, there will be no material adverse changes in such financial statements.

         (e)      Absence of  Undisclosed  Liabilities.  TGCI has no liabilities
                  ------------------------------------
                  which are not adequately reflected or reserved against in the TGCI Financial Statements or otherwise reflected in this Agreement and TGCI shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after September 30, 2001, and would be individually or in the aggregate, material to the results of operations or financial condition of TGCI as of the Closing Date.

         (f)      Litigation.  Except as disclosed in Schedule 4.1(f), there are
                  ----------
                  no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against TGCI or its properties. Except as disclosed in Schedule 4.1(f), there are no actions, suits or proceedings pending, or, to the knowledge of TGCI, threatened against or affecting TGCI or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of TGCI or its affiliated companies which might result in any material adverse change in the operations or financial condition of TGCI, or which might prevent or materially impede the consummation of the transactions under this Agreement.

         (g)      Compliance  with  Laws.  To the  best  of its  knowledge,  the
                  ----------------------
                  operations  and  affairs  of  TGCI  do not  violate  any  law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of TGCI.

         (h)      Absence of Certain  Changes.  Except as set forth in  Schedule
                  ---------------------------
                  4.1(h), or otherwise disclosed in writing to Organik, since September 30, 2001,

                  (i)      TGCI has not entered into any material transaction;
                  (ii) there has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of TGCI as shown on the TGCI Financial Statement, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;
                  (iii) there has been no damage to, destruction of or loss of any of the properties or assets of TGCI (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of TGCI;
                  (iv) TGCI has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock except in conjunction with the private placement described in Schedule 4.1(h);
                  (v) there has been no material change, except in the ordinary course of business, in the contingent obligations of TGCI by way of guaranty, endorsement, indemnity, warranty or otherwise;
                  (vi) there have been no loans made by TGCI to its employees, officers or directors;
                  (vii) there has been no waiver or compromise by TGCI of a valuable right or of a material debt owed to it;
                  (viii) there has been no extraordinary increase in the compensation of any of TGCI's employees;
                  (ix) there has been no agreement or commitment by TGCI to do or perform any of the acts described in this
                           Section 4.1(h); and
                  (x) there has been no other event or condition of any character which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of TGCI or to impair materially the ability of TGCI to conduct the business now being conducted.

         (i)      Employees.  There are, except as disclosed in Schedule 4.1(i),
                  ---------
                  no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between TGCI and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between TGCI on the one hand, and any current or former directors, officers or employees of TGCI on the other hand.

         (j)      Assets. All of the assets reflected on the September 30, 2001,
                  ------
                  TGCI Financial Statements or acquired and held as of the Closing Date, will be owned by TGCI on the Closing Date. Except as set forth in Schedule 4.1(j), TGCI owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets. None of TGCI's equipment used by TGCI in connection with its business has any material defects and all of them are in all material respects in good operating condition and repair, and are adequate for the uses to which they are being put; none of TGCI's equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repair. TGCI represents that, except to the extent disclosed in Schedule 4.1(j) to this Agreement or reserved against on its balance sheet as of September 30, 2001, it is not aware of any accounts and contracts receivable existing that in its judgment would be uncollectible.

         (k)      Tax  Matters.  All  federal,  foreign,  state  and  local  tax
                  ------------
                  returns, reports and information statements required to be filed by or with respect to the activities of TGCI have been timely filed. Since September 30, 2001, TGCI has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of TGCI. On the date of this Agreement, TGCI is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

         (l)      Operating Authorities. To the best knowledge of TGCI, TGCI has
                  ---------------------
                  all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals ("Permits") required to conduct its business as presently conducted. Such Permits are set forth on Schedule 4.1(l). Since TGCI's inception, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any permit; and no proceeding is pending or threatened to revoke or limit any Permit.

         (m)      Continuation of Key Management. To the best knowledge of TGCI,
                  ------------------------------
                  all key management personnel of TGCI intend to continue their employment with TGCI after the Closing. For purposes of this subsection 4.1(m), "key management personnel" shall include Evan Karras, Manu Missaghie, Jim McDowell, and Fred Missaghie.

         (n)      Books and Records.  The books and records of TGCI are complete
                  -----------------
                  and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving TGCI which properly should have been set forth therein and which have not been accurately so set forth.

         (o)      Authority  to Execute  Agreement.  The Board of  Directors  of
                  --------------------------------
                  TGCI, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by TGCI of this Agreement, and has duly authorized each of the transactions hereby contemplated. TGCI has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. TGCI has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon TGCI and those Shareholders listed in Exhibit A hereto in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of TGCI, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to TGCI.

         (p)      Finder's  Fees.  TGCI is not, and on the Closing Date will not
                  --------------
                  be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

4.2      Disclosure.  At the date of this Agreement, TGCI and those Shareholders
         ----------
         listed in Exhibit A have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of TGCI. TGCI and such Shareholders have not now and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect TGCI's business and prospects. Neither this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to Organik by TGCI and/or by such Shareholders in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.


                                    Section 5
                    Representations and Warranties by Organik

5.1 Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to

         TGCI), Organik represents and warrants to TGCI and those Shareholders listed in Exhibit A as follows:

         (a)      Organization  and  Good  Standing.   Organik  is  currently  a
                  ---------------------------------
                  corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. Prior to the Closing Date Organik shall reincorporate in the State of Nevada. Organik is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of Organik to carry on its business as most recently conducted. The Articles of Incorporation of Organik and all amendments thereto as presently in effect, certified by the Secretary of State of Washington, and the Bylaws of Organik as presently in effect, certified by the President and Secretary of Organik, have been delivered to TGCI and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

         (b)      Capitalization. Organik's authorized capital stock consists of
                  --------------
                  50,000,000 shares of no par value Common stock (defined above as "Organik Common Stock"), approximately 17,400,000 of which are issued and outstanding, prior to a reverse stock split and prior to Closing Date and held of record by approximately 750 shareholders, and 10,000,000 shares of Preferred Stock, no par value, of which 11,500 shares are issued and outstanding. All authorized and/or outstanding options and warrants are set forth on Schedule 5.1(b). Except as set forth in Schedule 5.1(b), no other equity securities or debt obligations of Organik are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the Organik Common Stock, and there will be no outstanding security of any kind convertible into Organik Common Stock. The shares of Organik Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit, prevent or otherwise interfere with the transactions contemplated hereby. All of the outstanding Organik Common Stock are validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of Organik Common Stock.

         (c)      Issuance of Exchange Stock. All of the Organik Common Stock to
                  --------------------------
                  be issued to or transferred to TGCI Shareholders pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.

         (d)      Shareholder  Approval.  Organik  will use its best  efforts to
                  ---------------------
                  forthwith obtain any approval of the transaction set forth in this Agreement by its outstanding shares required by the General Corporation Law of Washington.

         (e)      No  Violation.  Neither  the  execution  and  delivery of this
                  -------------
                  Agreement nor the consummation of the transactions contemplated hereby nor compliance by Organik with any of the provisions hereof will:

                  (1) violate or conflict with, or result in a breach of any provisions of, or constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Organik or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which Organik is a party, or by which it or its properties or assets may be bound or affected; or

                  (2) violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to Organik or any of its properties or assets.

         (f)      Subsidiaries.  Organik has no subsidiaries and no investments,
                  ------------
                  directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

         (g)      Financial  Statements.  Organik  will deliver to TGCI prior to
                  ---------------------
                  Closing, copies of all of Organik's audited and unaudited financial statements through September 30, 2001, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles.

         (h)      SEC  Filings.  Organik  will deliver to TGCI prior to Closing,
                  ------------
                  copies of all of Organik's filings made during the year 2001 with the Securities and Exchange Commission ("SEC") including Forms 10-KSB and 10-QSB and any proxy material.

         (i)      Absence of Certain Changes.  Organik is engaged in no business
                  --------------------------
                  and conducts no operations except the identification and investigation of potential candidates for a business combination. Since September 30, 2001 there has been no material change in Organik's financial conditions, assets or liabilities, except as set forth in Schedule 5.1(i).

         (j)      Absence of  Undisclosed  Liabilities.  Except as  disclosed in
                  ------------------------------------
                  Organik's Financial Statements, Organik did not have, as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after September 30, 2001, and would be individually or in the aggregate, material to the results of operation or financial condition of Organik.

         (k)      Litigation.   There  are  no  outstanding  orders,  judgments,
                  ----------
                  injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Organik or its properties. There are no actions, suits or proceedings pending, or, to the knowledge of Organik, threatened against or relating to Organik. Organik is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and Organik has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.

         (l)      Contracts.  Organik  is not a party  to any  contract,  nor is
                  ---------
                  Organik a party to any written or oral commitment for capital expenditures except as contemplated by this Agreement. Organik is not a party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements, any personal services agreements or any other agreements that require Organik to pay any money or deliver any assets or services. Organik has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

         (m)      Tax  Matters.  Except as set  forth in  Schedule  5.1(l),  all
                  ------------
                  federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of Organik have been filed for all the years and periods for which such returns and statements were due, including extensions thereof. Since September 30, 2001, Organik has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of Organik. On the date of this Agreement, Organik is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed. Any tax sharing agreement among or between Organik and any affiliate thereof shall be terminated as of the Closing Date.

         (n)      Authority  to Execute  Agreement.  The Board of  Directors  of
                  --------------------------------
                  Organik, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Organik of this Agreement and the Exchange Stock, and has duly authorized each of the transactions hereby contemplated. Organik has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Organik has taken all the actions required by law, its Certificate of Incorporation, as amended, its Bylaws, as amended, applicable state law or otherwise to authorize the execution and delivery of the Exchange Stock pursuant to the provisions hereof. This Agreement is valid and binding upon Organik in accordance with its terms.

         (o)      Finder's Fees. Other than 250,000 (post-split) shares issuable
                  -------------
                  to Crosspointe and 250,000 (post-split) shares issuable to Sabo Pharmaceutical, Organik is not, and on the Closing Date, will not be liable or obligated to pay any finder's, agent's or broker's fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

         (p)      Books and  Records.  The  books and  records  of  Organik  are
                  ------------------
                  complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described and there have been no transactions involving Organik which properly should have been set forth therein and which have not been accurately so set forth.

5.2      Disclosure. Organik has and at the Closing Date it will have, disclosed
         ----------
         all events, conditions and facts materially affecting the business and prospects of Organik. Organik has not now and will not have at the
         Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect Organik's business and prospects. Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to TGCI or the TGCI Shareholders by Organik in
         connection  with  the  transactions   contemplated  by  this  Agreement
         contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.


                                    Section 6
                             Access and Information

6.1      As to TGCI.  Subject to the  protections  provided  by  subsection  9.4
         ----------
         herein, TGCI shall give to Organik and to Organik's counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of TGCI's properties, books, contracts, commitments, and records, including information concerning products and customer base, and patents held by, or assigned to, TGCI, and furnish Organik during such period with all such information concerning TGCI's affairs as Organik reasonably may request.

6.2      As to Organik.  Subject to the  protections  provided by subsection 9.4
         -------------
         herein, Organik shall give to TGCI, the TGCI Shareholders and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of Organik's properties, books, contracts, commitments, and records, if any, and shall furnish TGCI and the TGCI Shareholders during such period with all such information concerning Organik's affairs as TGCI and the TGCI Shareholders reasonably may request.


                                    Section 7
                   Covenants of TGCI and Certain Shareholders

7.1      No Solicitation.  For a period of forty-five (45) days from the date of
         ---------------
         this Agreement, TGCI and those Shareholders listed on Exhibit A, to the extent within each Shareholder's control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with or to any person or entity other than Organik and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving TGCI, or any sale of any of its capital stock or of the capital stock held by such Shareholders in excess of fifty percent (50%) of such Shareholder's current stock holdings except as otherwise disclosed in this Agreement. TGCI will notify Organik immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of TGCI's business, or providing information to government authorities.

7.2      Conduct  of   Business   Pending  the   Transaction.   TGCI  and  those
         ---------------------------------------------------
         Shareholders   listed  on  Exhibit  A,  to  the  extent   within   each

         Shareholder's control, covenant and agree with Organik that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless Organik shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, TGCI and those Shareholders listed on Exhibit A, to the extent within each Shareholder's control, will comply with each of the following:

         (a) Its business shall be conducted only in the ordinary and usual course. TGCI shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify Organik of any event or occurrence which is material to, and not in the ordinary and usual course of business of, TGCI.

         (b) It shall not (i) amend its Articles of Incorporation or Bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property.

         (c) It shall not, except as described in the next sentence, (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement. TGCI has committed to issue 500,000 (post-split) shares of Organik common stock to Salzwedel Financial Communications, Inc., in conjunction with the rendering of investor relations services to TGCI.

         (d) It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

         (e) It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of Organik.

         (f) It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for: (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or
                  (iv) as specifically provided for or permitted in this Agreement.

         (g) It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through
                  (f) above.

         (h) It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

         (i) It will comply with all laws and regulations applicable to it and its operations.

         (j) TGCI agrees, immediately following the Closing of this Agreement, to use its best efforts to amend Organik's
                  Certificate of Incorporation to change Organik's name to "Telemax Global Communications, Inc.," or to a name that is substantially similar.


                                    Section 8
                              Covenants of Organik

8.1      No Solicitation.  For a period of forty-five (45) days from the date of
         ---------------
         this Agreement, Organik will not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course. Notwithstanding the foregoing, Organik shall be free to engage in activities mentioned in the preceding sentence which are designed to further the mutual interests of the parties to this Agreement.

8.2      Conduct of Organik Pending Closing.  Organik  covenants and agrees with
         ----------------------------------
         TGIC that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless TGIC shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, Organik will comply with each of the following.

         (a) No change will be made in Organik's Certificate of Incorporation or Bylaws or in Organik's authorized or issued shares of stock, except as contemplated in this Agreement or as may be first approved in writing by TGIC.

         (b) No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in Organik, except as may be first approved in writing by TGIC.

         (c) Organik will use its best efforts to resolve any and all liabilities, obligations or commitments such that as of the Closing Date Organik shall have no liabilities, contingent or otherwise, then existing.

8.3      Organik  Filings Under the Exchange Act.  Organik will prepare and file
         ---------------------------------------
         all forms and documents required to bring itself current with its obligations under the Exchange Act. Organik will use its best efforts to ascertain and fully comply with all requests and/or requirements of the SEC staff in order to properly reestablish Organik's filing status with the SEC. Organik will also use its best efforts to (i) obtain SEC staff confirmation that such filings referred to above are acceptable in form to the SEC staff and (ii) obtain assurances that no enforcement action or other adverse action is contemplated by the SEC staff against Organik as a result of its Exchange Act filing delinquencies.


                                    Section 9
                      Additional Covenants of the Parties

9.1      Cooperation.  Both TGCI and Organik will  cooperate with each other and
         -----------
         their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in preparing and delivering all documents and instruments deemed reasonably necessary or useful by the other party.

9.2      Expenses.  Each of the parties  hereto shall pay all of its  respective
         --------
         costs and expenses (including attorneys' and accountants' fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

9.3      Publicity.  Prior to the Closing,  any written news  releases or public
         ---------
         disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

9.4      Confidentiality. While each party is obligated to provide access to and
         ---------------
         furnish information in accordance with Sections 6 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transactions contemplated by this Agreement. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.


                                   Section 10
              Survival of Representations, Warranties and Covenants

10.1 The representations, warranties and covenants of TGIC and those Shareholders listed in Exhibit A contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement. The representations, warranties and covenants of Organik contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement.


                                   Section 11
                 Conditions Precedent to Obligations of Parties

11.1     Conditions to Obligations of the Parties.  The  obligations of Organik,
         ----------------------------------------
         TGCI and those Shareholders listed in Exhibit A under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 4 and 5 herein, and fulfillment, prior to Closing, of each of the following conditions:

         (a) All representations and warranties made by TGCI Shareholders listed in Exhibit A and Organik in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

         (b) TGCI Shareholders listed in Exhibit A and Organik shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

         (c) All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

         (d) The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

         (e) Each party shall have received favorable opinions from the other party's counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable.

         (f) Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties.

         (g) Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

         (h) Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Section 6 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

         (i) Organik shall have obtained all necessary Blue Sky and Canadian approvals or exemptions for the issuance of the Exchange Stock required prior to the Closing Date.

         (j) Organik and TGCI shall agree to indemnify each other party against any liability to any broker or finder to which that party may become obligated.

         (k) The Exchange shall be approved by the Boards of Directors of both TGCI and Organik.

         (l) Organik and TGCI and their respective legal counsel shall have received copies of all such certificates, opinions and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel.

         (m) Both TGCI and Organik shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.

         (n) Both TGCI and Organik shall have made best efforts to structure the Exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code.

11.2     Conditions to  Obligations  of Organik.  The  obligations of Organik to
         --------------------------------------
         consummate  the  transactions   contemplated   herein  are  subject  to
         satisfaction (or waiver by it) of the following conditions:

         (a) Each TGCI Shareholder acquiring Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of two years from the date of the Closing, except for those transfers falling within an exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for Organik. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. Each TGCI Shareholder acquiring Exchange Stock will be required to transfer to Organik at the Closing his/her respective TGCI Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

         (b) All schedules prepared by TGCI shall be current or updated as necessary as of the Closing Date.

         (c)      TGCI shall have provided, as of a date within thirty (30) days
                  of  Closing,   an  update  on  any  material   change  in  the
                  aforementioned financial statements.

         (d) If Shareholders, who in the aggregate own five percent (5%) or more of the TGCI Shares, dissent from the proposed share exchange, or are unable or for any reason refuse to transfer any or all of their TGCI Shares to Organik in accordance with
                  Section 1 of this Agreement, Organik, at its option, may terminate this Agreement.

11.3     Conditions  to  Obligation  of TGCI  and  the  TGCI  Shareholders.  The
         -----------------------------------------------------------------
         obligations of TGCI and the TGCI Shareholders listed in Exhibit A to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

         (a) Organik shall have provided to TGCI through September 30, 2001, all unaudited financial statements prepared in accordance with generally accepted accounting principles by independent accountants of Organik and such financial statements shall show no outstanding liabilities.

         (b) The Exchange shall be approved by the shareholders of Organik, if deemed necessary or appropriate by counsel for the same, within thirty (30) days following execution of this Agreement. If such a meeting is deemed necessary, the management of
                  Organik agree to recommend approval to their respective Shareholders and to solicit proxies in support of the same. Any disclosure material to be provided to the Organik Shareholders shall be prepared and filed with the SEC as required by the SEC Proxy Rules and Regulations.

         (c)      Organik  shall  have  completed,   prior  to  the  Closing,  a
                  twenty-for-one (20:1) reverse stock split of all outstanding Organik common stock.

         (d) Subject to the Closing, shareholders of Organik shall have approved a name change to "Telemax Global Communications, Inc.," or to a name that is substantially similar.


                                   Section 12
                         Termination, Amendment, Waiver

12.1 This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of Organik, TGCI and those Shareholders listed in Exhibit A, under Section 9.4 hereof:

         (a)      By mutual agreement of Organik and TGCI;

         (b) If the Closing (as defined in Section 3) shall not have taken place on or prior to December 15, 2001, this Agreement can be terminated upon written notice given by Organik or TGCI which is not in material default;

         (c) By Organik, if in its reasonable believe there has been a material misrepresentation or breach of warranty on the part of any Shareholder listed in Exhibit A in the representations and warranties set forth in the Agreement.

         (d) By TGCI or a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if, in the reasonable belief of TGCI or any such Shareholders, there has been a material misrepresentation or breach of warranty on the part of Organik in the representations and warranties set forth in the Agreement;

         (e) By Organik if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in Organik's opinion or that of its counsel, without unreasonable expense or effort;

         (f) By Organik or by a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement];

         (g) By Organik if the business or assets or financial condition of TGCI, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if the business or assets or financial condition of Organik, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

         (h) By Organik if holders of five percent (5%) or more of the TGCI Shares fail to tender their stock at the Closing of the Exchange;

         (i) By Organik or TGCI if, in the opinion of Organik's independent accountants, it should appear that the combined entity will not be auditable to SEC accounting standards;

         (j) By TGCI if Organik fails to perform material conditions set forth in Subsections 11.1 and 11.3 herein;

         (k) By TGCI if examination of Organik's books and records pursuant to Section 5 herein uncovers a material deficiency;

         (l) By Organik if TGCI fails to perform material conditions set forth in Subsections 11.1 and 11.2 herein; and

         (m) By Organik if examination of TGCI's books and records pursuant to Section 4 herein uncovers a material deficiency.

12.2 No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

12.3 Neither this Agreement nor any provision herein may be waived except by an instrument in writing signed by all parties hereto. No action taken by any party after the date hereof, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance by any other party with any representations, warranties, covenants or agreements contained in this Agreement.


                                   Section 13
                                  Miscellaneous

13.1     Entire Agreement.  This Agreement (including the Exhibits and Schedules
         ----------------
         hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof.

13.2     Binding Agreement.
         -----------------

         (a) This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties.

         (b) Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 13.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that subsection 13.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys' fees.

13.3     Shareholders  Owning  at Least  Ten  Percent  (10%) of the  Outstanding
         -----------------------------------------------------------------------
         Common  Stock of TGCI.  The  Shareholders  owning  at least  10% of the
         ---------------------
         outstanding common stock of TGCI (see Exhibit A hereto) are only executing this Agreement with respect to Sections 3.4, 4, 7, 9.4, 10,
         11.1 and 11.3, 12.1(d and f ), 13.2, 13.3, 13.4, 13.8, and 13.9.

13.4     Counterparts.   This   Agreement   may  be  executed  in  one  or  more
         ------------
         counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

13.5     Severability.  If any  provisions  hereof  shall  be  held  invalid  or
         ------------
         unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.

13.6     Assignability.  This  Agreement  shall be binding upon and inure to the
         -------------
         benefit of the successors and assigns of the parties hereto; provided, that neither this Agreement nor any right hereunder shall be assignable by TGCI or Organik without prior written consent of the other party.

13.7     Captions.  The captions of the various  Sections of this Agreement have
         --------
         been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

13.8     Governing  Law.  The  validity,   interpretation  and  effect  of  this
         --------------
         Agreement shall be governed exclusively by the laws of the State of California.

13.9     Arbitration.  Any  dispute  regarding  the  validity  or  terms of this
         -----------
         Agreement, and any other disputes between these parties shall be resolved by a judicial arbitrator selected in accordance with the procedures of the American Arbitration Association in Los Angeles County, California, as the exclusive remedy for any such dispute.

13.10    Attorneys' Fees. If any party hereto  commences  proceedings to enforce
         ---------------
         the terms of this Agreement, then the party that prevails in such proceedings shall be entitled to recover its reasonable costs, including actual attorneys' fees, from the other.

13.11    Notices. All notices,  requests, demands and other communications under
         -------
         this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:

                           To TGCI:

                                    Evan Karras, President
                                    736 Dundas Street East
                                    Toronto, Ontario
                                    Canada M5A 2C3

                           With a Copy to:

                                    Weintraub Genshlea Chediak Sproul
                                    400 Capitol Mall, Eleventh Floor
                                    Sacramento, CA 95814
                                    Attention: Roger Linn, Esq.

                           To Organik:

                                    A.J. Salomon, President
                                    35 Austin Lane
                                    Alamo, CA 94507

                           With a Copy to:

                                    William B. Barnett, Esq.
                                    15233 Ventura Boulevard
                                    Suite 410
                                    Sherman Oaks, CA 91403


         Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

         All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.10 if delivered personally, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            ORGANIK TECHNOLOGIES, INC.


                                            By:      s/s A.J. Salomon
                                                     ------------------------
                                                     A.J. Salomon, President


                                            TELEMAX GLOBAL COMMUNICATIONS, INC.


                                            By:      s/s Evan Karras
                                                     ------------------------
                                                     Evan Karras, President

PRINCIPAL SHAREHOLDERS OF
TELEMAX GLOBAL COMMUNICATIONS, INC.

S/S ALI VAKILI
---------------------------
ALI VAKILI


S/S MANUCHER MISSAGHIE
---------------------------
MANUCHER MISSAGHIE


S/S EVAN KARRAS
---------------------------
PARSECOM INC. - PER: E. KARRAS, PRESIDENT


---------------------------
1483354 ONTARIO INC. - PER:  J. SMITH-PRESIDENT



                                  Exhibit List

Exhibit A:           Ten Percent Shareholders of Telemax Global
                     Communications, Inc.

Exhibit B:           Consent of Board of Directors of Telemax Global
                     Communications, Inc.

Exhibit C:           Consent of Board of Directors of Organik Technologies, Inc.


                                  Schedule List

Schedule 4.1(b): Telemax Global Communications, Inc., Common Stock, Options and Warrants Outstanding

Schedule 4.1(f):     Litigation Involving Telemax Global Communications, Inc.

Schedule 4.1(h):     Absence of Certain Changes - Telemax Global Communications,
                     Inc.

Schedule 4.1(i):     Telemax Global Communications, Inc. Employee Benefit Plans

Schedule 4.1(j):     Asset Ownership Exceptions

Schedule 4.1(l):     Operating Permits/Licenses

Schedule 5.1(b): Organik Technologies, Inc., Common Stock, Options and Warrants Outstanding

Schedule 5.1(l):     Organik Technologies, Inc., Tax Matters

                                    EXHIBIT A


         Ten Percent Shareholders of Telemax Global Communications, Inc.


            Shareholder                   Number           Percentage
                                         of Shares
          ----------------------         ---------         ----------
          Ali Vakili                      290,325            29.03%
          Manucher Missaghie              213,300            21.33%
          Parsecom, Inc.                  285,000            28.50%
          1483354 Ontario, Inc.           122,500            12.25%

                                    EXHIBIT B


           Consent of Directors of Telemax Global Communications, Inc.

         A special meeting of the Directors of Telemax Global Communications, Inc. (the "Corporation"), an Ontario, Canada, corporation, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Directors of the Corporation and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions.

         WHEREAS, the Corporation entered into a letter of intent as of August 3, 2001, with Organik, Inc. ("Organik"), whereby the Corporation's shareholders would exchange all of the issued and outstanding capital stock of the Corporation for nine million (9,000,000) shares of Organik common stock, which will represent approximately ninety-one percent (91%) of the then-outstanding shares of Organik; and

         WHEREAS,   the  Corporation's  legal  counsel  has  reviewed  a  formal agreement consistent with the terms of the negotiations, which "Plan and Agreement of Reorganization" is attached hereto; and

         WHEREAS, it is in the Corporation's best interests to approve the terms and execution of the Plan and Agreement of Reorganization on behalf of the Corporation;

         NOW, THEREFORE, BE IT RESOLVED, that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed, and the President and Secretary of the Corporation are authorized to execute the same on behalf of the Corporation.

                              General Authorization

             BE IT  RESOLVED  that  the  President  and  Secretary  of  the
    Corporation be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters contemplated by the Plan and Agreement of Reorganization and as authorized in the foregoing resolution.

         IN WITNESS WHEREOF, each of the undersigned has executed this written consent, which shall be effective as of November 14, 2001.

s/s Ali Akali                               s/s Manucher Missaghie
------------------------------------        ------------------------------------
Ali Akali                                   Manucher Missaghie

s/s Evan Karras
------------------------------------        ------------------------------------
Parsecom, Inc. Per: Evan Karras             1483354 Ontario Inc. Per: John Smith

                                    EXHIBIT C


               Consent of Directors of Organik Technologies, Inc.


         A special meeting of the Directors of Organik Technologies, Inc., (the "Corporation"), a Washington corporation, was held by consent and without an actual meeting. The undersigned, being all of the Directors, do hereby waive notice of the time, place and purpose of this meeting of the Directors of the Corporation and, in lieu thereof, hereby agree and consent to the adoption of the following corporate actions.

         WHEREAS, the Corporation entered into a letter of intent as of August 3, 2001, with Telemax Global Communications, Inc. ("TGCI") whereby the Corporation intends to purchase all the issued and outstanding capital stock of TGCI in exchange for nine million (9,000,000) shares of the Corporation's common stock; and

         WHEREAS,   the  Corporation's  legal  counsel  has  prepared  a  formal agreement consistent with the terms of the letter of intent, which "Plan and Agreement of Reorganization" is attached hereto as Exhibit A; and

         WHEREAS, it is in the Corporation's best interests to approve the terms and execution of the Plan and Agreement of Reorganization on behalf of the Corporation;

         NOW, THEREFORE, BE IT RESOLVED that the terms and conditions of the exchange as set forth in the Plan and Agreement of Reorganization be, and the same hereby are, ratified and confirmed, and the President of the Corporation is authorized to execute the same on behalf of the Corporation.


                              General Authorization

             BE IT  RESOLVED  that  the  President  and  Secretary  of  the
    Corporation be, and they hereby are, authorized, directed and empowered to prepare or cause to be prepared, execute and deliver all such documents and instruments and to undertake all such actions as they deem necessary or advisable in order to carry out and perform any or all of the matters contemplated by the Plan and Agreement of Reorganization and is authorized in the foregoing resolution.

         IN WITNESS WHEREOF, each of the undersigned has executed this written consent, which shall be effective as of ______________________, 2001.

                                 Schedule 4.1(b)

               Telemax Global Communications, Inc., Common Stock,
                        Options and Warrants Outstanding


                                      None.

                                 Schedule 4.1(f)

            Litigation Involving Telemax Global Communications, Inc.


                                      None.

                                 Schedule 4.1(h)

        Absence of Certain Changes - Telemax Global Communications, Inc.

                                 Schedule 4.1(i)


           Telemax Global Communications, Inc. Employee Benefit Plans



                                      None.

                                 Schedule 4.1(j)


                           Asset Ownership Exceptions


1. No exceptions to legal ownership or use of all corporate assets. No exceptions to equipment being in good working condition.

                                 Schedule 4.1(l)


                           Operating Permits/Licenses



                                      None.

                                 Schedule 5.1(b)


   Organik Technologies, Inc., Common stock, Options and Warrants Outstanding



                                      None.

                                 Schedule 5.1(i)

             Organik Technologies, Inc., Absence of Certain Changes



                                 Not Applicable.

                                 Schedule 5.1(l)

                     Organik Technologies, Inc., Tax Matters



                                      None.

                                    AMENDMENT
                                       TO
                      PLAN AND AGREEMENT OF REORGANIZATION
                                      AMONG
                       TELEMAX GLOBAL COMMUNICATIONS, INC,
                           ORGANIK TECHNOLOGIES, INC.
                                       AND
           CERTAIN SHAREHOLDERS OF TELEMAX GLOBAL COMMUNICATIONS, INC.


         Organik Technologies, Inc., a Washington corporation ("Organik"), Telemax Global Communications, Inc., an Ontario, Canada corporation ("TGCI") and certain shareholders of Telemax (the "Shareholders") entered into a Plan and Agreement of Reorganization on November 16, 2001, (the "Agreement"). The parties now wish to amend certain parts of the Agreement by this Amendment. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement. Effective February 16, 2002 (the "Effective Date") the parties agree as follows:

   1. Section 2.1 is hereby amended to provide for the issuance of 9,230,000 shares of Organik common stock as the consideration for the acquisition of all the TGCI stock outstanding. The increase of 230,000 shares is in recognition of additional shares issued prior to closing, additional transaction costs paid by Telemax and the assumption of certain accounts payable.

   2. Section 11.3(a) is hereby amended to provide that Organik shall not have more than $ 66,000 of liabilities existing as of the Closing Date and none of such liabilities shall have been incurred within the last four years.

   3. Section 5.1(b) is hereby amended to reflect that not more than 20,000,000 shares of Organik stock shall be outstanding prior to the 1-for-20 reverse stock split and that no preferred shares shall be outstanding as of the Closing Date.




         Except as expressly amended hereby, the terms and provisions of the Agreement shall be unchanged and shall remain in full force and effect.

         This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

         This Amendment shall be governed by and construed under the laws of the State of California, without regard to conflict of law principles.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.


TELEMAX GLOBAL                                       ORGANIK
COMMUNICATIONS, INC.                                 TECHNOLOGIES, INC.

By:     /s/ Evan Karras                              By:    s/s A.J. Salomon
   ---------------------------------                    ------------------------
      Evan Karras, President                            A.J.Salomon, President

PRINCIPAL SHAREHOLDERS OF
TELEMAX GLOBAL COMMUNICATIONS, INC.


s/s Ali Vakili
-------------------------------------------------
Ali Vakili


s/s Manucher Missaghie
-------------------------------------------------
Manucher Missaghie


s/s Evan Karras
-------------------------------------------------
Evan Karras










                                       2